CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

June 30, 2021

Board of Directors of Oliveda Group, Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated April 19, 2021, with respect to the restated balance sheets of Oliveda Group, Inc. as of December 31, 2020 and 2019 and the related restated statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group LLC

Aurora, CA

June 30, 2021